Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2019 RESULTS

PERRYSBURG, Ohio (July 31, 2019) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ended June 30, 2019.

“The Company has been on a transformational journey and has made meaningful progress over the past three years.  However, the second quarter was a challenging period for O-I.  Earnings fell short of management’s guidance as sales volumes were essentially flat with last year compared to our expectation of modest growth. Despite encouraging demand trends in April and May, June shipments were softer than anticipated including the impact of extreme weather conditions in Europe,” said Andres Lopez, CEO.  “We also incurred higher than expected costs in the Americas related to the commissioning of a furnace at a joint venture as well as unplanned downtime due to flooding and weather-related issues. While 2019 is turning out to be a difficult year, we believe many of these factors are temporary and we are taking action to accelerate performance.”

Highlights

•                  For the second quarter 2019, earnings from continuing operations were $0.42 per share (diluted), compared with $0.31 per share (diluted) in 2018.  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.69 per share, compared with $0.77 per share in 2018.

•                  Net sales were $1.8 billion, essentially flat with the prior year second quarter. Higher prices were offset by unfavorable foreign currency translation while sales volumes were essentially flat with the prior year.

•                  Earnings from continuing operations before income taxes were $98 million, compared to $78 million in the second quarter of 2018.  This improvement reflects lower restructuring charges in the second quarter of 2019 than in the prior year.

•                  Segment operating profit(1) was $236 million which compares to $255 million in the second quarter of 2018. While the benefit of higher selling prices more than offset cost inflation, operating costs were higher than the prior year. Increased costs reflected additional costs related to the commissioning of a furnace at a joint venture, unexpected weather related downtime and timing of an energy credit.

•                  Despite a challenging second quarter, O-I recently achieved key milestones across a number of strategic priorities:

•            Sales volume growth was strong in the markets where O-I recently commissioned new capacity including Brazil, Colombia and China.

•            Production of commercial ware at the Company’s first MAGMA line started in early July.

(1)  Adjusted earnings per share and segment operating profit of reportable segments (“segment operating profit”) are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•            The acquisition of Nueva Fábrica Nacional de Vidrio, S. de R.L. de C.V. (“Nueva Fanal”) was completed at the end of June and is supported by a long-term customer supply agreement. Nueva Fanal is expected to be immediately accretive to earnings.

•            The Company refinanced its Bank Credit Agreement to improve financial flexibility and reduce future interest expense.

•                  On July 31, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on September 16, 2019, to stockholders of record as of the close of business on August 30, 2019.

•                  O-I has revised its full year 2019 earnings guidance and now expects 2019 adjusted earnings of approximately $2.40 — $2.55 per share.  The Company also now expects its cash provided by continuing operating activities for 2019 to be in the range of $550 to $575 million and adjusted free cash flow of at least $260 million for 2019.

Second Quarter 2019 Results

Net sales in the second quarter of 2019 were $1.8 billion and essentially flat with the prior year second quarter.  Prices were up approximately 2.5 percent, reflecting the pass through of cost inflation and changes in sales mix.  The benefit of higher prices was offset by unfavorable foreign currency translation.

Global sales shipments were flat with the prior year and below management’s expectation of 2.5 percent growth.  While volume growth and trends were favorable in April and May, June demand fell short of the prior year mostly reflecting the impact of extreme weather conditions in Europe. As a result, volumes were flat for the quarter.  Importantly, sales volume growth was strong in the markets where O-I recently added new capacity, including Brazil, Colombia and China.

Segment operating profit was $236 million in the quarter, compared with $255 million in the same period of 2018.

•                  Segment operating profit in the Americas was $144 million, $8 million lower than the prior year.  Foreign currency translation was slightly favorable on a year-over-year basis.  Overall, the benefit of higher price and volume was more than offset by increased operating costs. The contribution from higher average selling prices exceeded cost inflation as sales volumes increased by approximately 1 percent from the prior year.  Demand growth was strong in Brazil, Colombia and Mexico while softer demand continued in the U.S. across the beer category. The Company incurred additional costs related to challenges commissioning a furnace at a joint venture as well as unexpected weather-related downtime. Furthermore, a continued shift in product mix from mega-beer to other growing categories has increased production complexity.

•                  In Europe, segment operating profit was $90 million, $11 million lower than the prior year.  Foreign currency translation was a modest headwind on a year-over-year basis. The benefit of higher average selling prices was more than offset by lower sales volume and elevated operating costs. Higher average selling prices more than offset cost inflation while sales volumes declined nearly 2 percent from the prior year.  Most of the volume decline pertained to lower alcoholic beverage shipments in June as consumption patterns were interrupted by extreme weather conditions.  As expected, operating costs were higher year-over-year partially due to the timing of an energy credit that was earned in the second quarter of 2018, compared to the first quarter of 2019.

•                  Segment operating profit in Asia Pacific was $2 million, flat with the prior year.  Foreign currency translation was a slight headwind on a year-over-year basis.  The impact of lower average selling prices was offset by higher sales volumes while operating costs were on par with the prior year.  Higher selling prices were more than offset by cost inflation as the region’s contracted annual price adjustments typically do not begin until mid-year.  Sales volumes increased 7 percent from the prior year and improved across nearly all end-use categories. More broadly, the region benefitted from improved operating costs as a result of increased productivity, but this was offset by the acceleration of planned maintenance and a furnace rebuild.

Retained corporate and other costs were $2 million less than the prior year primarily reflecting the benefit of recent organization simplification initiatives and lower management incentive compensation expense.

During the second quarter, the Company re-negotiated its Bank Credit Agreement (“BCA”) to improve financial flexibility and reduce interest expense.  Net interest expense was $68 million in the second quarter 2019, compared to $74 million for the second quarter 2018.

The Company completed the acquisition of Nueva Fanal, which includes a one plant operation near Mexico City, Mexico, with four furnaces to produce and supply approximately 300,000 tons of glass containers annually for Grupo Modelo brands serving the local and global export markets.  O-I expects the business to contribute approximately $140 million of revenue and $40 million of EBITDA(2) on an annual basis.  Incremental synergies are anticipated.  Further, O-I has entered into a long-term agreement to supply glass to Grupo Modelo.  The purchase price was approximately $195 million with $157 million paid in June and the balance to be paid in December 2019.

Outlook

The Company expects third quarter 2019 adjusted earnings of approximately $0.60 to $0.65 per share.  This compares to earnings from continuing operations of $0.75 per share (diluted) in the third quarter of 2018 which also included 13 cents of one time benefits related to a favorable indirect tax resolution in Brazil and the sale of CO2 credits in Europe that will not repeat in 2019.  The benefit of higher selling prices, sales volume and accretion from Nueva Fanal is expected to be offset by increased operating costs as well as a higher effective tax rate related to shifts in regional earnings mix.

O-I now expects 2019 adjusted earnings of approximately $2.40 — $2.55 which excludes certain items management considers not representative of ongoing operations.  The Company expects cash provided by continuing operating activities for 2019 to be in the range of $550 to $575 million and adjusted free cash flow of at least $260 million.  This outlook reflects foreign earnings

(2)  The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, EBITDA, to its most directly comparable GAAP financial measure, Net Earnings, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net Earnings includes several significant items, such as restructuring, asset impairment and other charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are inherently unpredictable. Accordingly, the Company is unable to provide a reconciliation of EBITDA to Net Earnings or address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

translation at July currency rates, higher full year sales volume which is expected to grow up to 0.5 percent compared to the prior year as well as the impact of increased operating complexity and a higher effective tax rate. Adjusted free cash flow guidance includes a revised outlook for capital expenditures of $450 — $475 million.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

As the Company remains focused on enabling its strategy to create long-term shareholder value, specific actions are underway to accelerate performance. In addition to the Company’s highly successful Total Systems Cost initiative, an accelerated cost reduction initiative is being launched to help advance productivity and cost take-out across the enterprise and will be supported by a leading third party consulting organization. And, the Company continues its strategic review of its business portfolio in order to focus on core operations best aligned with the interests of the Company and its strategic customers. This review is in addition to O-I’s current tactical divestiture program and is supported through the Company’s ongoing engagement with Goldman Sachs.

Conference Call Scheduled for August 1, 2019

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Thursday, August 1, 2019, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on August 1, 2019. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2019 earnings conference call is currently scheduled for Tuesday, October 29, 2019, at 8:00 a.m. EDT.

About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand in hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 employees at 77 plants in 23 countries, O-I has global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules.  Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance.  These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production.  Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share.  Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate cost.  Segment operating profit margin is segment operating profit divided by segment net sales.  Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments.  Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity.  Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity.  Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next five to seven years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline.  It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions,  disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities,  (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to settlements of those claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Report on Form 10-Q.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2019	2018	2019	2018

Net sales	$1,756	$1,772	$3,393	$3,508
Cost of goods sold	(1,420)	(1,426)	(2,760)	(2,843)

Gross profit	336	346	633	665

Selling and administrative expense	(116)	(126)	(231)	(252)
Research, development and engineering expense	(18)	(17)	(34)	(33)
Interest expense, net	(68)	(74)	(132)	(136)
Equity earnings	19	21	38	38
Other expense, net	(55)	(72)	(65)	(69)

Earnings from continuing operations before income taxes	98	78	209	213

Provision for income taxes	(27)	(22)	(54)	(54)

Earnings from continuing operations	71	56	155	159

Loss from discontinued operations	(1)		(1)	(1)

Net earnings	70	56	154	158

Net earnings attributable to noncontrolling interests	(5)	(6)	(10)	(11)

Net earnings attributable to the Company	$65	$50	$144	$147

Amounts attributable to the Company:
Earnings from continuing operations	$66	$50	$145	$148
Loss from discontinued operations	(1)		(1)	(1)
Net earnings	$65	$50	$144	$147

Basic earnings per share:
Earnings from continuing operations	$0.42	$0.31	$0.94	$0.91
Loss from discontinued operations			(0.01)	(0.01)
Net earnings	$0.42	$0.31	$0.93	$0.90

Weighted average shares outstanding (thousands)	155,338	160,858	154,852	161,904

Diluted earnings per share:
Earnings from continuing operations	$0.42	$0.31	$0.93	$0.90
Loss from discontinued operations			(0.01)
Net earnings	$0.42	$0.31	$0.92	$0.90

Diluted average shares (thousands)	156,471	162,712	156,555	163,964

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	June 30,	December 31,	June 30,
Unaudited	2019	2018	2018
Assets
Current assets:
Cash and cash equivalents	$371	$512	$365
Trade receivables, net	1,275	549	1,026
Inventories	1,015	1,018	985
Prepaid expenses and other current assets	282	278	248
Total current assets	2,943	2,357	2,624

Property, plant and equipment, net	3,216	3,085	3,025
Goodwill	2,527	2,513	2,533
Intangibles, net	422	400	419
Other assets	1,615	1,344	1,217

Total assets	$10,723	$9,699	$9,818

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,074	$1,321	$1,088
Short-term loans and long-term debt due within one year	96	160	291
Current portion of asbestos-related liabilities	135	160	100
Other liabilities	624	566	576
Other liabilities - discontinued operations			115
Total current liabilities	1,929	2,207	2,170

Long-term debt	6,235	5,181	5,377
Asbestos-related liabilities	364	442	456
Other long-term liabilities	1,105	969	916
Share owners’ equity	1,090	900	899

Total liabilities and share owners’ equity	$10,723	$9,699	$9,818

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Six months ended June 30
Unaudited	2019	2018
Cash flows from operating activities:
Net earnings	$154	$158
Loss from discontinued operations	1	1
Non-cash charges
Depreciation and amortization	253	254
Pension expense	16	17
Restructuring, asset impairment and related charges	32	70
Pension settlement charges	2
Cash payments
Pension contributions	(19)	(18)
Asbestos-related payments	(103)	(26)
Cash paid for restructuring activities	(29)	(12)
Change in components of working capital	(939)	(586)
Other, net (a)	(30)	(8)
Cash utilized in continuing operating activities	(662)	(150)
Cash utilized in discontinued operating activities	(1)	(1)
Total cash utilized in operating activities	(663)	(151)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(233)	(273)
Acquisitions, net of cash acquired	(157)
Contributions and advances to joint ventures	(22)	(25)
Net cash proceeds on disposal of assets	1	9
Other, net	1	2
Cash utilized in investing activities	(410)	(287)

Cash flows from financing activities:
Changes in borrowings, net	970	437
Treasury shares repurchased	(38)	(95)
Payment of finance fees	(8)	(12)
Dividend paid	(16)
Net cash proceeds for hedging activity	28
Distributions to noncontrolling interests	(7)	(8)
Other, net	(3)
Cash provided by financing activities	926	322
Effect of exchange rate fluctuations on cash	6	(11)
Change in cash	(141)	(127)
Cash at beginning of period	512	492
Cash at end of period	$371	$365

(a)              Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2019	2018	2019	2018
Net sales:
Americas (d):	$934	$930	$1,815	$1,838
Europe	650	674	1,246	1,317
Asia Pacific	152	153	303	326

Reportable segment totals	1,736	1,757	3,364	3,481

Other	20	15	29	27
Net sales	$1,756	$1,772	$3,393	$3,508

Segment operating profit (a):

Americas (d):	$144	$152	$257	$299
Europe	90	101	169	173
Asia Pacific	2	2	10	7

Reportable segment totals	236	255	436	479

Items excluded from segment operating profit:
Retained corporate costs and other	(28)	(30)	(53)	(57)
Items not considered representative of ongoing operations (b)	(42)	(73)	(42)	(73)

Interest expense, net	(68)	(74)	(132)	(136)
Earnings from continuing operations before income taxes	$98	$78	$209	$213

Ratio of earnings from continuing operations before income taxes to net sales	5.6%	4.4%	6.2%	6.1%

Segment operating profit margin (c):

Americas	15.4%	16.3%	14.2%	16.3%
Europe	13.8%	15.0%	13.6%	13.1%
Asia Pacific	1.3%	1.3%	3.3%	2.1%

Reportable segment margin totals	13.6%	14.5%	13.0%	13.8%

(a)              Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)              Reference reconciliation to adjusted earnings and constant currency.

(c)               Segment operating profit margin is segment operating profit divided by segment net sales.

(d)              Beginning in the first quarter of 2018, to better leverage its scale and presence across a larger geography and market, and to reduce administrative costs, the Company consolidated the former North America and Latin America segments into one segment named the Americas.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended June 30,
Unaudited	Americas	Europe	Asia Pacific	Total

Net sales for reportable segments- 2018	$930	$674	$153	$1,757
Effects of changing foreign currency rates (a)	(18)	(33)	(8)	(59)
Price	27	17		44
Sales volume & mix	(5)	(8)	7	(6)
Total reconciling items	4	(24)	(1)	(21)
Net sales for reportable segments- 2019	$934	$650	$152	$1,736

	Three months ended June 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2018	$152	$101	$2	$255
Effects of changing foreign currency rates (a)	1	(5)	(1)	(5)
Price	27	17		44
Sales volume & mix		(2)	1	(1)
Operating costs	(36)	(21)		(57)
Total reconciling items	(8)	(11)	—	(19)
Segment operating profit - 2019	$144	$90	$2	$236

	Six months ended June 30,
	Americas	Europe	Asia Pacific	Total

Net sales for reportable segments- 2018	$1,838	$1,317	$326	$3,481
Effects of changing foreign currency rates (a)	(51)	(84)	(21)	(156)
Price	54	32		86
Sales volume & mix	(26)	(19)	(2)	(47)
Total reconciling items	(23)	(71)	(23)	(117)
Net sales for reportable segments- 2019	$1,815	$1,246	$303	$3,364

	Six months ended June 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2018	$299	$173	$7	$479
Effects of changing foreign currency rates (a)	(6)	(10)	(1)	(17)
Price	54	32		86
Sales volume & mix	(3)	(5)	(2)	(10)
Operating costs	(87)	(21)	6	(102)
Total reconciling items	(42)	(4)	3	(43)
Segment operating profit - 2019	$257	$169	$10	$436

(a)    Currency effect on net sales and segment operating profit determined by using 2019 foreign currency exchange rates to translate 2018 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30		Six months ended June 30
Unaudited	2019	2018	2019	2018

Earnings from continuing operations attributable to the Company	$66	$50	$145	$148
Items impacting cost of good sold:
Pension settlement charges	2	5	2	5
Items impacting other selling and administrative expense:
Restructuring, asset impairment and other charges	2		2
Items impacting other expense, net:
Restructuring, asset impairment and other charges	38	68	38	68
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	2	11	2	11
Items impacting income tax:
Net benefit for income tax on items above	(2)	(9)	(2)	(9)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above
Total adjusting items (non-GAAP)	$42	$75	$42	$75

Adjusted earnings (non-GAAP)	$108	$125	$187	$223

Diluted average shares (thousands)	156,471	162,712	156,555	163,964

Earnings per share from continuing operations (diluted)	$0.42	$0.31	$0.93	$0.90
Adjusted earnings per share (non-GAAP)	$0.69	$0.77	$1.20	$1.36

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share for the quarter ending September 30, 2019 and the year ending December 31, 2019, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recongnition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

	2019
Unaudited	Forecast	2018

Cash provided by continuing operating activities	$550-575	$793
Additions to property, plant and equipment	(450-475)	(536)
Asbestos-related payments	160	105
Adjusted free cash flow (non-GAAP)	$260	$362

Cash utilized in investing activities	(a)	$(698)

Cash provided by (utilized in) financing activities	(a)	$(53)

(a)           Forecasted amounts for full year 2019 are not yet determinable at this time.